Exhibit 10.39

Description of ITT Educational Services, Inc.’s Executive and Director Compensation

2015 Executive Salaries

On January 26, 2015, the Compensation Committee of our Board of Directors determined not to make any changes to the annual base salaries for any of the Named Executive Officers, other than Mr. Feichtner. The named executive officers are those executive officers of ours who will be included as such in the Proxy Statement for our 2015 Annual Meeting of Shareholders. The Compensation Committee increased Mr. Feichtner’s base salary as a result of the increased duties and responsibilities assumed by him in connection with his appointment as our President and Chief Operating Officer in August 2014. The following table sets forth the 2015 base salary information for each of our named executive officers as of February 9, 2015.

Named Executive Officer	2015 Salary
Kevin M. Modany	$824,076
Daniel M. Fitzpatrick	$412,000
John E. Dean	$575,000
Eugene W. Feichtner	$400,000
Ronald F. Hamm	$334,750

2014 Short-Term Compensation and Bonus Payments

On January 26, 2015, the Compensation Committee reviewed the results of the eight 2014 management objectives (the “2014 Management Objectives”) under the short-term compensation element of executive compensation previously established by the Compensation Committee. Based on its determination of the extent to which each of the 2014 Management Objectives was accomplished by our named executive officers in 2014, the Compensation Committee approved the payment of a short-term compensation amount in cash to each of our named executive officers, other than Mr. Dean, who was not a participant in the short-term compensation element, as follows:

Named Executive Officer	2014 Short-Term Compensation Amount
Kevin M. Modany	$721,067
Daniel M. Fitzpatrick	$234,325
John E. Dean	N/A
Eugene W. Feichtner	$245,000
Ronald F. Hamm	$161,098

In addition, on January 26, 2015, the Compensation Committee also approved an additional bonus payment of $100,000 to Mr. Fitzpatrick in recognition of his significant efforts and time spent on company matters in 2014.

2015 Short-Term Compensation

On January 26, 2015, the Compensation Committee established a short-term compensation element for our executive officers (other than Mr. Modany, due to his previously-announced intention to resign from the company, and Mr. Dean) that will be payable in early 2015, if certain management objectives (the “2015 Management Objectives”) are accomplished during 2015. The 2015 Management Objectives and their respective weightings are as follows:

	Management Objectives	Weight
1.	Resolve certain outstanding legal and regulatory matters involving the company.	20%
2.	Optimize the total number of contact hours in the first academic quarter of the ITT Technical Institutes’ program offerings.	20%
3.	Effect matters relating to the third-party loan servicing organizations for the private education loan programs.	15%
4.	Improve the 2015 ITT Technical Institute quarterly student evaluation average score.	15%
5.	Reduce the current and future carrying cost and collateralization of the letter of credit that the company is required to post for the benefit of the U.S. Department of Education.	10%
6.	Improve the average NCLEX score of the 2015 graduates of the Breckinridge School of Nursing and Health Sciences nursing program.	10%
7.	Acquire a training company to support strategic initiatives associated with The Center for Professional Development at ITT Technical Institute.	5%
8.	Obtain requisite federal, state and accrediting commission authorizations for the ITT Technical Institutes to offer a dual high school diploma and associate degree program.	5%

The determination of the extent to which the 2015 Management Objectives are accomplished by our executive officers will be made by the Compensation Committee in early 2016. The Committee intends to assign zero to five points to each 2015 Management Objective, based on the extent to which the Committee determines the objective was accomplished. The number of points assigned to each 2015 Management Objective will be multiplied by the weight associated with that 2015 Management Objective, resulting in a weighted number of points for that 2015 Management Objective. The weighted number of points for all of the 2015 Management Objectives will be added together, resulting in a total number of weighted points. The following table sets forth the maximum short-term compensation percentage that is associated with the total number of weighted points that are assigned to the 2015 Management Objectives by the Compensation Committee:

Total Weighted Points	Maximum Short-Term Compensation Percentage
4.76-5.00	200.0%
4.51-4.75	187.5%
4.26-4.50	175.0%
4.01-4.25	162.5%
3.76-4.00	150.0%
3.51-3.75	137.5%
3.26-3.50	125.0%
3.01-3.25	112.5%
2.76-3.00	100.0%
2.51-2.75	87.5%
2.26-2.50	75.0%
2.01-2.25	62.5%
1.76-2.00	50.0%
1.51-1.75	41.7%
1.26-1.50	33.3%
1.00-1.25	25.0%

To determine the maximum short-term compensation amount that an executive officer may receive, the maximum short-term compensation percentage (determined as described above) will be multiplied by a standard short-term compensation percentage of annualized base salary as of December 31, 2015, ranging from 32% to 100%, with the percentage depending on the officer’s position, and the result will be multiplied by the officer’s annualized base salary. The following table sets forth the 2015 standard short-term compensation percentage of annualized base salary as of December 31, 2015 for each of the named executive officers who are current participants in the 2015 short-term compensation element:

Named Executive Officer	2015 Standard Short- Term Compensation Percentage of Annualized Base Salary
Daniel M. Fitzpatrick	65%
Eugene W. Feichtner	70%

An executive officer’s actual short-term compensation payment, however, may be more or less than the officer’s potential short-term compensation as calculated as described above. An executive officer’s actual short-term compensation amount will be based on the Compensation Committee’s discretionary assessment of the officer’s individual contribution toward accomplishing each 2015 Management Objective. Any 2015 short-term compensation payment will be made in cash. The Compensation Committee may, in its sole discretion, modify the terms of the short-term compensation element at any time before it is paid.

2015 Executive Perquisites

On January 26, 2015, the Compensation Committee of our Board of Directors also approved the following executive perquisites in 2015 for our named executive officers:

•	for our Chief Executive Officer, the use of a company car;

•	for our Chief Executive Officer, an allowance to be used for tax return preparation and financial planning of up to 2% of annualized 2015 base salary;

•	for the other named executive officers (other than Mr. Dean), an allowance to be used for tax return preparation and financial planning of up to 1% of annualized 2015 base salary;

•	for each of the named executive officers (other than Mr. Dean):

•	tickets to sporting, theater and other events (other than Mr. Hamm);

•	enhanced disability benefits; and

•	an annual physical examination; and

•	with respect to Mr. Hamm, the reimbursement of up to $30,000 in commuting expenses incurred by him in 2015; Mr. Hamm resigned from our company effective May 15, 2015.

The aggregate incremental cost to us in 2015 for providing all of the 2015 perquisites described above is not expected to exceed $150,000.

2015 Director Compensation

The compensation for non-employee Directors on our Board of Directors in 2015 consists of:

•	an annual retainer of $75,000 payable in one installment on the first business day of 2015;

•	no separate meeting fees;

•	a grant under the ITT Educational Services, Inc. Amended and Restated 2006 Equity Compensation Plan of restricted stock units (“RSUs”) with a time-based period of restriction that:

•	has a value of $100,000, plus the value associated with any fractional RSU necessary to cause the grant to be for a whole number of RSUs, pursuant to which the value is determined based on the closing market price of a share of our common stock on the effective date of the grant;

•	is effective on the third trading day following the date that we become current in our filings with the Securities and Exchange Commission;

•	will vest on May 1, 2016; and

•	is settled on the first business day following the last day of the period of restriction by the delivery of one share of our common stock for each RSU in the grant.

We also reimburse Directors for reasonable, out-of-pocket travel expense related to attending our Board of Directors and its committee meetings and other business of the Board.